Exhibit 99.1

Ariba Completes Accounting Review and Files Forms 10-K and 10-Q with the SEC

Company Provides Update to Expense Guidance for the Quarter Ended March 31, 2003 and

Announces Earnings Release Date

SUNNYVALE, Calif., April 10, 2003—Ariba, Inc. (Nasdaq: ARBAE), the leading Enterprise Spend Management (ESM) solutions provider, today announced that the company’s internal review of certain accounting matters is complete and the company’s annual report on Form 10-K for the fiscal year ended September 30, 2002 and quarterly report on Form 10-Q for the quarter ended December 31, 2002 have been filed with the Securities and Exchange Commission (SEC). As a result of this review, Ariba has restated its financial statements for the fiscal years ended September 30, 2000 and 2001, and for the quarters ended December 31, 1999 through June 30, 2002. The company has also adjusted the preliminary financial statement information for the quarter and fiscal year ended September 30, 2002 (announced on October 23, 2002) and for the quarter ended December 31, 2002 (announced on January 23, 2003). More information is available in the updated periodic reports that have been filed with the SEC on Forms 10-K and 10-Q. The company has been in communication with Nasdaq and expects to be in compliance with its continued listing requirements upon filing its Forms 10-Q/A for the quarters ended March 31 and June 30, 2002.

The net effect of all the accounting adjustments is to increase the company’s net loss by $9.8 million in fiscal year 2000 and $14.1 million in fiscal year 2001, decrease the net loss by $22.1 million in fiscal year 2002, and increase the net loss by $2.0 million in the first quarter of fiscal year 2003. The cumulative net effect of the adjustments is to increase the company’s accumulated deficit at December 31, 2002 by $3.8 million to $4.24 billion. None of these adjustments has any impact on the company’s cash balances for any period. The following table provides a summary of the effects of the adjustments:

Effects on Net Loss—(Increase) Decrease

(in millions)

	For the Years Ended September 30,			Three Months Ended December 31, 2002	Cumulative(2)
	2000	2001	2002(1)
Expenses paid by significant stockholder and director	$—	$(11.2)	$—	$—	$(11.2)
Stock options issued by acquired companies, net of goodwill amortization offset	(13.5)	(10.5)	13.1	0.8	(10.1)
Revenue adjustments	(1.6)	(1.8)	0.6	(0.3)	(3.1)
Other operating expense adjustments	5.3	10.8	6.0	0.2	22.3
Income tax adjustments	—	(1.4)	2.4	(2.7)	(1.7)

Total effect on net loss—(increase) decrease	$(9.8)	$(14.1)	$22.1	$(2.0)	$(3.8)

(1)	Includes a $12.9 million decrease in net loss attributable to restating our financial statements for the nine months ended June 30, 2002.
(2)	Represents the aggregate effect of restating our consolidated financial statements for the quarters ended December 31, 1999 through June 30, 2002 and adjusting our preliminary consolidated financial information for the quarters ended September 30, 2002 and December 31, 2002.

Details of the Review and Restated Items

As previously announced, the review initially focused on a $10.0 million payment in March 2001 from Keith Krach, the company’s chairman and co-founder to Larry Mueller, the company’s president and chief operating officer at the time, and Mr. Krach’s payment of $1.2 million for chartered air services provided to Mr. Mueller over the period from September 2000 through July 2001. Because no company funds were used in these transactions and there was no commitment to or from Ariba, the company originally viewed these payments as personal. Ariba has now concluded that, for accounting purposes, the company should treat these transactions as if they were capital contributions from Mr. Krach, which were then expensed by Ariba as compensation to Mr. Mueller. Accordingly, the company’s restated consolidated financial statements for the fiscal years ended September 30, 2000 and 2001 reflect non-cash charges to operating expenses in connection with these transactions.

Also as previously announced, the company reviewed its accounting for stock options issued by companies that Ariba acquired in fiscal year 2000. The company determined that certain stock options granted by these acquired companies to a limited number of individuals shortly before those acquisitions should be accounted for as stock-based compensation expense, rather than be included as part of the purchase price of these companies and amortized as goodwill. As a result, the company’s restated consolidated financial statements for fiscal years 2000 and 2001 and the company’s consolidated financial statements for fiscal year 2002 reflect an increase in non-cash stock-based compensation expense and a reduction of goodwill amortization expense. Ariba further determined that the fair value of certain unvested stock options granted by one of these companies to several consultants was not included in the measurement of stock compensation expense as required. The cumulative effect of these adjustments is a non-cash charge of $10.1 million, consisting of increases to the company’s operating expenses for fiscal years 2000 and 2001 of $13.5 million and $10.5 million, respectively, and decreases for fiscal year 2002 and the first quarter of fiscal year 2003 of $13.1 million and $777,000, respectively.

Ariba also reviewed its accounting policies and their application to various additional items and identified a number of transactions in which the company’s accounting policies had not been consistently or appropriately applied. The company has included the adjustments described below for these items in the company’s restated financial statements.

Ariba identified three license arrangements that it entered into with vendors during fiscal years 2000 and 2001 at or about the same time the company incurred obligations to purchase goods or services from those vendors. Ariba has concluded that it should record expenditures associated with these obligations as reductions of license revenues received from the customer. The effect of these adjustments, while not affecting net loss in any year, is to decrease revenues by $583,000, $8.2 million and $275,000 in fiscal years 2000, 2001 and 2002, respectively. The company also determined that the timing of revenue recognition for several license arrangements should be adjusted between periods, which results in the acceleration of revenue in certain cases and the deferral of revenue in others. The net effect of these adjustments is to decrease revenues by $995,000 in fiscal year 2000 and to increase revenues by $6.4 million and $883,000 in fiscal years 2001 and 2002, respectively. As a result of all of these revenue adjustments, the company’s revenues decreased by $1.6 million and $1.8 million in fiscal years 2000 and 2001, respectively, increased by $608,000 in fiscal year 2002, and decreased by $311,000 in the first quarter of fiscal year 2003.

In addition, the company identified several accrued expense items for which Ariba concluded that the amount of the liability, the initial timing of recording the liability, or the timing of releasing the liability should be adjusted. These items include accruals for payroll taxes, royalties payable, litigation, bonuses and benefits, and income taxes. These accrued expense adjustments, together with expense reductions resulting from the revenue adjustments described above, caused operating expenses to decrease by $5.3 million in fiscal year 2000, $10.8 million in fiscal year 2001, $6.0 million in fiscal year 2002 and $221,000 for the first quarter of fiscal year 2003. In addition, the provision for income taxes increased by $1.4 million in fiscal year 2001, decreased by $2.4 million in fiscal year 2002, and increased by $2.7 million for the first quarter of fiscal year 2003. These adjustments include a subsequent event relating to a tax claim resolved in fiscal year 2003 that reduced expenses in fiscal year 2002 and increased expenses in the quarter ended December 31, 2002 by $2.7 million compared to previously announced preliminary results for those periods.

Update to Expense Guidance for the Quarter Ended March 31, 2003

Due to the unexpected length and breadth of the review process, the company has incurred higher-than-anticipated operating expenses during its second quarter of fiscal 2003 (ended March 31, 2003). As a result, Ariba now anticipates that operating expenses will be roughly $5 million higher than the previous guidance provided for the quarter, thereby increasing the company’s net loss by approximately $0.02 per share. Ariba expects to announce its second quarter results after the close of the market on April 28, 2003.

About Ariba, Inc.

Ariba, Inc. is the leading Enterprise Spend Management (ESM) solutions provider. Ariba helps companies develop and leverage spend management as a core competency to drive significant bottom line results. Ariba Spend Management software and services allow companies to align their organizations with a spend-centric focus and deploy closed-loop processes for increased efficiencies and sustainable savings. Ariba can be contacted in the U.S. at (650) 390-1000 or at www.ariba.com.

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NOTE: Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Ariba has been notified by Nasdaq that its securities are subject to delisting as a result of failing to timely file its periodic SEC reports. At a hearing before a Nasdaq Listing Qualifications Panel (“Panel”), Ariba requested an extension of the date on which it must comply with the Nasdaq’s continued listing requirements. There can be no assurance that the Panel will accommodate Ariba’s requested compliance date. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; the impact of recent workforce reductions on Ariba’s operations; lengthening sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of legal proceedings relating to the restatements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against Ariba and/or our officers and directors as a result of the restatements; and the level of professional fees and expenses incurred by Ariba in connection with its aforementioned accounting review and regulatory and litigation proceedings. Factors and risks associated with our business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K filed on April 10, 2003 and in its Form 10-Q filed on April 10, 2003.

Investor contact:      John Ederer, (650) 390-2742 or jederer@ariba.com

Media contact:        Cecilia Denny, (650) 390-4239 or cdenny@ariba.com